Exhibit 99.2

                                  PRESS RELEASE

For Immediate Release

                    POMEROY IT SOLUTIONS SETTLES PROXY BATTLE

             ANNUAL STOCKHOLDERS MEETING POSTPONED TO JULY 31, 2007

Hebron, KY and Cambridge, MA, July 12, 2007 - Pomeroy IT Solutions, Inc. (Nasdaq: PMRY) and Flagg Street Capital, which owns approximately 9.8% of the Company's outstanding stock, announced today that they have entered into a settlement agreement that will end Flagg Street's proxy solicitation.

Under the terms of the settlement agreement, the Company will expand the size of its Board to 12, and two of Flagg Street's three director nominees, Jonathan Starr and Michael Ruffolo, will be immediately added to the Board. All three of Flagg Street's nominees, including Richard Press, also will be nominated by the Board for election to full terms as directors at the Company's 2007 annual meeting of stockholders, along with the Board's other nominees. Flagg Street's nominees will also be entitled to representation on each Board committee.

"After meeting with each of the Flagg Street nominees, we are impressed with their credentials and accomplishments," said Kenneth Waters, Lead Independent Director. "Mike, Dick and Jonathan are highly competent, well-regarded in their respective industries, and have been uniformly involved in successful endeavors. Collectively, they will add considerable depth and relevant insight to the strategic direction of the Company. We look forward to their strong positive contributions to the Board," added Waters.

"We invested in Pomeroy because we believe in the Company's potential," said Jonathan Starr, founder and principal of Flagg Street Capital. "We believe that the Pomeroy Board has undertaken some very positive corporate governance initiatives that benefit all Pomeroy stockholders. It's time now to focus on the future. We are committed to working with the other Board members and management to help make Pomeroy a great company for stockholders, customers, and employees," added Starr.

The Company's 2007 annual meeting of stockholders has been rescheduled for July 31, 2007. The Company intends to mail to stockholders a supplement to its proxy statement, along with a new proxy card, for use in connection with the 2007 annual meeting. Proxy cards previously provided by the Company and Flagg Street will not be valid for voting at the annual meeting.

ABOUT POMEROY IT SOLUTIONS, INC.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment,

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operational,  staffing and product sourcing solutions through the disciplines of
Six-Sigma,   program  and  project  management,  and  industry  best  practices.
Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

ABOUT FLAGG STREET CAPITAL LLC
Flagg Street Capital LLC is a Massachusetts-based registered investment advisor.